Exhibit 10(d)

April 29, 2004

John T. Hartman

2129 Mount Paran Road

Atlanta, GA 30327

Dear John:

I am pleased to confirm our offer to you of the position of Senior Vice President of International Business for Acuity Lighting Group, Inc. (“Acuity Brands Lighting” or “ABL”). This is an exciting opportunity for you, and I am confident that you will have a significant impact on the success of ABL. This letter confirms the details of our offer.

EFFECTIVE DATE

You will assume the duties of your new position effective no later than May 1, 2004.

COMPENSATION

Base Salary

Your base salary will be $18,750 per month, paid on a monthly basis and based on an annual salary of $225,000. Your compensation will be administered through the Acuity Brands Lighting payroll.

Annual Incentive Plan

You will participate in the Acuity Brands Lighting Incentive Program, currently providing a bonus opportunity of 40% of salary at target. You are guaranteed a fiscal year 2004 bonus of 40% prorated for six (6) months and payable immediately upon your joining ABL. In the event the fiscal year 2004 group bonus payout is higher than 40%, you will be eligible to receive an additional payment , payable at the same time bonuses are paid to other ABL executives, representing the difference between the actual prorated six-month bonus and the 40% prorated six-month bonus.

Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan under the terms of the Plan and will have the opportunity for awards calculated as a percentage of your base salary and determined both by your position in Tier 2 of the award structure and by your contribution to ABL. Your base salary will be used as a basis for any annual award that may be granted beginning in fiscal year 2005. In addition, on June 30, 2004, subject to Board approval, you will receive a hire-on-award of 4,000 restricted shares that will vest at the end of four years and stock options for 15,000 shares that will vest in three equal annual installments. The exercise price of the stock option shares will be the closing price of Acuity Brands common stock on the New York Stock Exchange on June 30, 2004. In order to receive this grant, you will be expected to sign a restricted stock award agreement that includes provisions governing confidentiality, non-solicitation and non-compete.

Supplemental Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan under the standard provisions of the Plan.

401k Plan

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a company match of 60% of deferrals up to 6% salary.

Health Insurance and Benefits

You will be eligible for the Acuity Brands Lighting standard health insurance and benefit plans. Your medical coverage will become effective on the first of the month following your start date. The benefits include:

Medical

Prescription Drug Plan

Life Insurance

Short-term Disability

Long-term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per calendar year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Lighting Group, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment if your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability (as defined below), or termination by Acuity Lighting Group, Inc. for Cause (as defined below): you will receive a severance payment (payable in equal monthly installments) equal to your then-current base salary for a period of twelve (12) months, subject to your execution of a release and severance agreement in a form acceptable to both parties.

For purposes of entitlement to a severance benefit, “Cause” shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, a breach of the Code of Business Conduct, insubordination, or gross malfeasance or habitual neglect of your duties for Acuity Brands Lighting and “Disability” shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties a s Senior Vice President, International Business, with or without reasonable accommodation for a period of one hundred eight (180) consecutive days.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as a generally applicable to officers of Acuity Brands Lighting at a multiple of 1.5 times base salary. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payment described above.

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to ensure the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986.

We look forward to your joining Acuity Brands Lighting and to a long and mutually satisfactory relationship. This letter outlines your employment relationship with Acuity Brands Lighting; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

Sincerely,

/s/ Kenneth W. Honeycutt, Jr.
Kenneth W. Honeycutt, Jr. President and Chief Executive Officer

ACCEPTED AND AGREED TO THIS
29th DAY OF APRIL 2004.

/s/ John T. Hartman
John T. Hartman